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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

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                                  FORM 8-A/A
                               (Amendment No. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         PINNACLE ENTERTAINMENT, INC.
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            (Exact name of registrant as specified in its charter)

                Delaware                                   95-3667491
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(State of incorporation or organization)       (IRS Employer
                                               Identification No.)

330 North Brand Blvd., Glendale, California                91203-2308
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(Address of principal executive offices)                   (Zip Code)

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If this form relates to the registration  If this form relates to the
of a class of securities pursuant to      registration of a class of securities
Section 12(b) of the Exchange Act and is  pursuant to Section 12(g) of the
effective pursuant to General             Exchange Act and is effective pursuant
Instruction A.(c), check the following    to General Instruction A.(d), check
box.  [X]                                 the following box.  [_]
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Securities Act registration statement file number to
which this form relates:                                   Not applicable.
                                                           --------------

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                        Name of each exchange on which
to be so registered                        each class is to be registered
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Common Stock, par value $.10               New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of Class)

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     This Amendment No. 1 to the undersigned registrant's Registration Statement on Form 8-A is being filed to amend the description of such registrant's common stock, which currently is listed on the New York Stock Exchange. Accordingly, the undersigned registrant hereby amends and restates in its entirety the registrant's Registration Statement on Form 8-A filed November 21, 1997:

Item 1.   Description of Registrant's Securities to be Registered.
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     The capital stock of Pinnacle Entertainment, Inc. (formerly Hollywood
Park,Inc.), a Delaware corporation (the "Company" or "Registrant"), registered is the Company's common stock, par value $.10 per share ("Common Stock"), which currently is listed on the New York Stock Exchange.

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 250,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock").

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share of the Common Stock on all matters voted on by stockholders of the Company, including elections of directors and, except as otherwise required by law or provided in any resolution adopted by the Company's Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock exclusively possess all voting power. Subject to any preferential rights of any outstanding series of Preferred Stock designated by the Board of Directors from time to time, the holders of the Common Stock are entitled to dividends from the funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of Preferred Stock. All outstanding shares of the Common Stock are validly issued, fully paid and nonassessable. The Common Stock has no preemptive or conversion rights or other subscription rights and there are no sinking fund or, except as described in "Gaming Approval; Redemption of Shares" below, redemption provisions applicable to the Common Stock.

PREFERRED STOCK

     The Board of Directors of the Company is authorized to provide for the issuance of up to 250,000 shares of Preferred Stock in one or more series, and to fix, without limitation or restriction, for each unissued series of Preferred Stock such rights, preferences, privileges and restrictions as are stated in a resolution adopted by the Board of Directors providing for the issuance of such series. In addition, any such Preferred Stock would be subject to the redemption provisions described in "Gaming Approval; Redemption of Shares" below. The Board of Directors is further authorized, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of such series. Thus, without stockholder approval, the Company could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. There are currently no shares of Preferred Stock outstanding.

ANTI-TAKEOVER PROVISIONS IN CERTIFICATE OF INCORPORATION AND BY-LAWS

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     The Company's Certificate of Incorporation and By-laws, each as amended, contain certain provisions that might have the effect of delaying, deferring or preventing a change in control of the Company in the event of an extraordinary corporate transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Company's assets or liquidation. See "Gaming Approval; Redemption of Shares" below with respect to such provisions in the Certificate of Incorporation.

     The Company's By-laws require stockholders who wish to present proposals for action, or to nominate directors, at any annual meeting of stockholders of the Company to give written notice thereof to the Secretary of the Company at the Company's principal executive offices not more than 120 days nor less than 90 days prior to the first anniversary of the preceding year's annual meeting. If, however, the Company advances the date of the next annual meeting by more than 30 days or delays such date by more than 60 days, notice by the stockholder must be given not earlier than 120 days and not later than 90 days in advance of such meeting or, if later, the tenth day following the first public announcement of the date of such meeting.

     Under the Company's By-laws, the Company's stockholders have no right to request or call a special meeting of stockholders.

GAMING APPROVAL; REDEMPTION OF SHARES

     Article XIII of the Company's Certificate of Incorporation requires the Company and all persons owning or controlling securities of the Company or its affiliated companies to comply with the gaming laws of all jurisdictions in which the Company and its affiliated companies conduct gaming activities. All securities of the Company shall be held subject to the requirements of, and no such securities (nor any interest, claim or charge thereon or thereto) shall be issued or transferred except in accordance with, such gaming laws, including any requirement that holders of such securities file applications with or provide information to applicable gaming authorities and any requirement that any transfer of such securities may be subject to prior approval by such gaming authorities. Any purported transfer of securities in violation of any such approval requirement shall be void ab initio.
                                   -- ------

     Securities of the Company owned or controlled by an Unsuitable Person (as defined below) or an Unsuitable Person's affiliate are redeemable by the Company to the extent required by the relevant gaming authority or to the extent deemed necessary or advisable by the Company. The per share redemption price of any such securities of the Company would be the price (if any) required to be paid by the relevant gaming authority, or if not specified by the gaming authority, the price deemed reasonable by the Company, which in no event may exceed the closing sales price on the date the notice of redemption is given by the Company. It is unlawful for an Unsuitable Person to receive any dividends or interest with regard to the Company's securities, to exercise any voting rights conferred by such securities, or to receive any remuneration from the Company or any of its affiliated companies for services rendered or otherwise. An "Unsuitable Person" is generally defined in the Certificate of Incorporation as a person who owns or controls securities of the Company or its affiliated companies (a) who is determined by a gaming authority to be unsuitable to own or control such securities or unsuitable to be connected with an entity engaged in gaming activities in the relevant jurisdiction, or (b) who causes the Company or any of its affiliated companies to

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lose or to be threatened with the loss of, or who, in the sole discretion of the
Board of Directors, is deemed likely to jeopardize the Company's right to use or be entitled to, any necessary gaming license.

     Any Unsuitable Person or its affiliates are required to indemnify the Company and its affiliated companies for any and all costs incurred by the Company and its affiliated companies as a result of such Unsuitable Person's or its affiliates' continuing ownership or control or failure to promptly divest itself of any securities of the Company.

Item 2.   Exhibits.
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1.   Certificate of Incorporation of Pinnacle Entertainment, Inc. (including, without limitation, the transfer restrictions and compliance with gaming law provisions of Article XIII, thereof) is hereby incorporated by reference to Exhibit 3.1 of the Registrant's Amendment No. 1 to Registration Statement on Form S-4, filed March 26, 1999 (File No. 333-73235).

2 Restated By-laws of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 3.2 of the Registrant's Amendment No. 1 to Registration Statement on Form S-4, filed March 26, 1999 (File No. 333-73235).

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                           PINNACLE ENTERTAINMENT, INC.

                           By /s/ Bruce C. Hinckley
                              -----------------------------------
                           Name:  Bruce C. Hinckley
                           Title: Vice President, Chief Financial
                                  Officer and Treasurer

Date:  August 10, 2001

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